Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

LADRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)(3)		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Units, each unit consisting of (i) one share of common stock, par value $0.001 per share, and (ii) one warrant to purchase one share of common stock(4)	457(o)			$12,000,000.00		$0.00011020	$2,644.80
Fees to be paid	Equity	Shares of common stock, par value $0.001 per share, included in the units(4)	457(i)				(4)
Fees to be paid	Equity	Warrants included in the units	457(i)				(4)(5)	-	-
Fees to be paid	Equity	Shares of common stock, par value $0.001 per share, issuable upon exercise of the warrants included in the units	457(o)			$12,000,000.00		$0.00011020	-
Fees to be paid	Equity	Total Offering Amounts				$24,000,000.00			$2,644.80
		Total Fees Previously Paid							$-
		Total Fee Offsets							$-
		Net Fee Due							$2,644.80

1.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

2.	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.
3.	Includes the aggregate offering price of any additional shares of common stock and/or warrants to purchase shares of common stock that may be acquired by the underwriters to cover the option to purchase additional securities, if any.

4.	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

5.	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the warrants included in the units has been allocated to the shares of common stock underlying such warrants and those shares of common stock are included in the registration fee as calculated herein.